Exhibit 18

Calculation of Filing Fee Tables

Form N-14
(Form Type)

Silver Spike Investment Corp.
(Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	—	N/A	$100,764,977.00	0.00014760	$14,872.91	—	—	—	—

Fees Previously Paid	Equity	Common Stock, par value $0.01 per share	457(o)	—	N/A	129,235,023.00	0.00014760	19,075.09	—	—	—	—

	Total Offering Amounts					$230,000,000.00		$33,948.00
	Total Fees Previously Paid							$19,075.09(3)
	Total Fee Offsets							$0.00
	Net Fee Due							$14,872.91

(1)
In accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of August 30, 2024, based on the fair value of the investments held by Chicago Atlantic Loan Portfolio, LLC (“CALP”), or agreed or proposed to be added to CALP, as of June 30, 2024, as disclosed in CALP’s financial statements for the six months ended June 30, 2024 and “Portfolio Companies of Chicago Atlantic Loan Portfolio, LLC” in the proxy statement/prospectus that forms a part of the registration statement to which this exhibit relates, and a bona fide estimate of the maximum fair value of investments that may be added to CALP but have not yet been agreed or proposed to be added to CALP.

(2)
In accordance with Rule 457(o) under the Securities Act, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied by the filing fee rate of $147.60 per million dollars.

(3)	A registration fee of $19,075.09 was previously paid in connection with the initial filing on April 15, 2024.